Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Phio Pharmaceuticals Corp.

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-251670, 333-189521, 33-215871, 333-227013 and 333-230547) and Form S-3 (Nos. 333-256100 and 333-252588) of Phio Pharmaceuticals Corp. of our report dated March 22, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

March 22, 2023